The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated September 29, 2006

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 113 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2006
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

90% Protected Equity-Linked Notes due October 31, 2008
Based on the Value of the Dow Jones EURO STOXX 50SM Index
Unlike ordinary debt securities, the notes do not pay interest and do not guarantee a full return of principal at maturity. Instead, the notes will pay at maturity for each $1,000 principal amount of notes, a minimum payment amount of $900 plus a supplemental redemption amount, if any. The supplement redemption amount will be based on the performance of the Dow Jones EURO STOXX 50 Index, as determined on October 29, 2008, which we refer to as the index valuation date. In no event will the payment per note at maturity be less than the minimum payment amount of $900.
•	The principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•	The minimum payment amount at maturity for each note is $900.
•	At maturity, you will receive, for each $1,000 principal amount of notes, the minimum payment amount plus a supplemental redemption amount, if any, based on the performance of the Dow Jones EURO STOXX 50 Index. The supplemental redemption amount will equal (i) $1,000 times (ii) the index percent change times (iii) 150% to 155%, which we refer to as the participation rate. The actual participation rate will be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date. The supplemental redemption amount will not be less than 0.
•	The index percent change will be equal to (i) the final index value minus the initial index value divided by (ii) the initial index value.
➢	The initial index value is , the closing value of the Dow Jones EURO STOXX 50 Index on the pricing date.
➢	The final index value is the closing value of the Dow Jones EURO STOXX 50 Index, as determined by the calculation agent on the index valuation date.
•	If the final index value is less than the initial index value, no supplemental redemption amount will be paid and you will receive only the minimum payment amount of $900 at maturity. The return of only the minimum payment amount at maturity will result in a loss on your investment in the notes.
•	Investing in the notes is not equivalent to investing in the Dow Jones EURO STOXX 50 Index.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 61747S538.
You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100% PER NOTE

Price to
	Public	Agent’s Commissions(1)	Proceeds to Company

Per note	%	%	%
Total	$	$	$
(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

      The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the value of the Dow Jones EURO STOXX 50SM Index.

     Dow Jones EURO STOXXSM” and “STOXXSM” are service marks of STOXX Limited, and have been licensed for use by Morgan Stanley.

Each note costs $1,000

We, Morgan Stanley, are offering you 90% Protected Equity-Linked Notes due October 31, 2008, Based on the Value of the Dow Jones EURO STOXX 50SM Index, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

No interest; no guaranteed return of principal at maturity

Unlike ordinary debt securities, the notes do not pay interest and guarantee a return of only 90% of principal at maturity. If the final index value is less than the initial index value, we will pay to you an amount in cash per note equal to the minimum payment at maturity of $900. If the final index value is greater than the initial index value, we will pay to you an amount in cash per note equal to the minimum payment at maturity plus the supplemental redemption amount.

The initial index value is      , the closing value of the Dow Jones EURO STOXX 50 Index on the day we price the notes for initial sale to the public, which we refer to as the pricing date. The final index value will be the closing value of the Dow Jones EURO STOXX 50 Index on October 29, 2006, which we refer to as the index valuation date. If a market disruption event occurs on the scheduled index valuation date or if such date is not otherwise a trading day, the index valuation date will be postponed until the immediately succeeding trading day or days, as applicable, on which no market disruption event has occurred, and the maturity date will be postponed until the second scheduled trading day following the final index valuation date as postponed.

Payment at maturity

The Minimum Payment Amount Provides Only 90% Principal Protection

At maturity, we will pay you at least the minimum payment amount of $900 per note plus the supplemental redemption amount, if any. However, if the index percent change, when multiplied by the participation rate, is equal to, or not sufficiently greater than, zero, you will receive less than the principal amount of $1,000 per note at maturity. The participation rate is 150% to 155%. The actual participation rate will be determined on the pricing date.

Payment at Maturity

Your payment at maturity will be calculated as follows: Payment at maturity will equal: minimum payment amount of $900 + supplemental redemption amount

The Supplemental Redemption Amount is Linked to the Value of the Dow Jones Euro STOXX 50 Index

The supplemental redemption amount will be calculated as follows:

supplemental redemption amount = $1,000 x index percent change x participation rate where:

index percent change	=	final index value – initial index value initial index value

participation rate = 150% to 155%

If the index percent change is equal to, or less than zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the minimum payment amount of $900 for each $1,000 principal amount of notes that you hold and will not receive any supplemental redemption amount. On PS-6, we have provided examples of hypothetical payouts on the notes.

You can review a table of the historical prices of the Dow Jones Euro STOXX 50 Index for each calendar quarter, from January 1, 2001 to September 28, 2006 in this pricing supplement under “Description of Notes—Historical Information.” You cannot predict the future performance of the Dow Jones Euro STOXX 50 Index based on its historical performance.

You may revoke your offer to purchase the notes prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MS & Co. will be the calculation agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final index value, the index percent change and will calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes should be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and, specifically the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and accompanying prospectus dated January 25, 2006. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.” The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776 / (914) 225-7000).

HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the index percent change is greater than zero, for each $1,000 principal amount of notes that you hold, you will receive the minimum payment amount of $900 plus a supplemental redemption amount. The supplemental redemption amount will be calculated on the index valuation date and will be equal to (i) $1,000 times (ii) the index percent change times (iii) the participation rate. The supplemental redemption amount will not be less than zero.

     Presented below are hypothetical examples showing how the payout on the notes, including the supplemental redemption amount, is calculated. The examples are based on the following hypothetical terms:

  Issue Price per note: $1,000

  Initial Index Value: 3,896

  Participation Rate: 152%

  Minimum Payment at Maturity: $900

Example 1: The final index value is 10% greater than the initial index value

     The final index value in this example is 4,285.60 (10% greater than the initial index value) and, accordingly, the index percent change is 10%. The supplemental redemption amount is calculated as follows:

Supplemental Redemption Amount per note       =       $1,000      x      10%      x      152%      =       $152

     Therefore, in this example, the total payment at maturity per note will equal $1,052, which is the sum of the minimum payment amount of $900 and a supplemental redemption amount of $152.

Example 2: The final index value is less than the initial index value

     The final index value in this example is 3,567 and, accordingly, the index percent change is negative. Therefore, the supplemental redemption amount is zero and you will receive the minimum payment at maturity of $900.

Example 3: The final index value is 2% greater than the initial index value

     The final index value in this example is 3,973.92 (2% greater than the initial index value) and, accordingly, the index percent change is 2%. The supplemental redemption amount is calculated as follows:

Supplemental Redemption Amount per note       =       $1,000      x      2%      x      152%      =       $30.40

     In this hypothetical example, even though the index percent change is 2%, this is an insufficient increase to ensure that you receive at maturity a return of your initial investment per note of $1,000. Instead, you would receive at maturity, for each $1,000 principal amount of notes, $930.40 which is the minimum payment amount of $900 plus the supplemental redemption amount of $30.40. Accordingly, you would lose $69.60 per note on your initial investment.

     You can review a table of the historical levels of the Dow Jones EURO STOXX 50 Index for each calendar quarter from January 1, 2001 through September 28, 2006 in this pricing supplement under “Description of Notes—Historical Information.” You cannot predict the future performance of the Dow Jones EURO STOXX 50 Index based on its historical performance.

RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the Dow Jones EURO STOXX 50 Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount at maturity will result in a loss on your investment in the notes. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of the Dow Jones EURO STOXX 50 Index.

The notes may pay less than the principal amount at maturity

We do not guarantee a full return of principal at maturity. If the supplemental redemption amount due at maturity is equal to zero, you will receive at maturity for each $1,000 principal amount of notes that you hold only the minimum payment amount of $900. If the index percent change, when multiplied by the participation rate, is less than, equal to, or not sufficiently greater than, zero, you will receive less than the $1,000 principal amount per note at maturity.

The notes will not be listed

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•	the value of the Dow Jones EURO STOXX 50 Index at any time and, in particular, on the index valuation date,

•	the volatility (frequency and magnitude of changes in value) of the Dow Jones EURO STOXX 50 Index (including the stocks underlying the Dow Jones EURO STOXX 50 Index),

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities underlying the Dow Jones EURO STOXX 50 Index or stock markets generally and which may affect the final index value,

•	the time remaining to the maturity of the notes,

•	the dividend rate on the stocks underlying the Dow Jones EURO STOXX 50 Index, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the value of the Dow Jones EURO STOXX 50 Index is at, below or not sufficiently above its initial value or if market interest rates rise.

You cannot predict the future performance of the Dow Jones EURO STOXX 50 Index based on its historical performance. We cannot guarantee that the final index value will be greater than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes. If the index percent change, when multiplied by the participation rate, is less than, equal to, or not sufficiently greater than, zero, you will receive less than the $1,000 principal amount per note at maturity.

You can review a table of the historical levels of the Dow Jones EURO STOXX 50 Index for each calendar quarter from January 1, 2001 to September 28, 2006 in this pricing supplement under “Description of Notes—Historical Information.” You cannot predict the future performance of the Dow Jones EURO STOXX 50 Index based on its historical performance.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Potential risks of investing in a security linked to foreign shares

The underlying stocks that constitute the Dow Jones EURO STOXX 50 Index have been issued by companies in various European countries. Investments in securities indexed to the value of such foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and generally foreign companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The notes are exposed to currency exchange risk

Because the closing level of the Dow Jones EURO STOXX 50 Index reflects the U.S. dollar value of the securities represented in the index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the securities represented in the Dow Jones EURO STOXX 50 Index, the final index value would be reduced.

Adjustments to the Dow Jones EURO STOXX 50 Index could adversely affect the value of the notes

STOXX Limited, or STOXX, is responsible for calculating and maintaining the Dow Jones EURO STOXX 50 Index. STOXX can add, delete or substitute the stocks comprising the Dow Jones EURO STOXX 50 Index or make other methodological changes that could change the value of the Dow Jones EURO STOXX 50 Index. Any of these actions could adversely affect the value of the notes.

In addition, STOXX may delete certain stocks underlying the Dow Jones EURO STOXX 50 Index, because of significant negative corporate events, such as insolvency, and substitute some or all of those stocks with better performing stocks. Such a deletion or substitution may have an adverse effect on the value of the notes.

STOXX may discontinue or suspend calculation or publication of the Dow Jones EURO STOXX 50 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Dow Jones EURO STOXX 50 Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the calculation agent will determine the final index value based on the closing prices of the stocks comprising the Dow Jones EURO STOXX 50 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Dow Jones EURO STOXX 50 Index last in effect prior to discontinuance of the Dow Jones EURO STOXX 50 Index.

Investing in the notes is not equivalent to investing in the Dow Jones EURO STOXX 50 Index	Investing in the notes is not equivalent to investing in the Dow Jones EURO STOXX 50 Index or its component stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Dow Jones EURO STOXX 50 Index.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests	The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MS & Co. will determine the initial index value, the final index value, the index percent change and will calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non- occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of the Dow Jones EURO STOXX 50 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Market Disruption Event”, “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Dow Jones EURO STOXX 50 Index

MS & Co. and other affiliates of ours will carry out, hedging activities related to the notes (and possibly to other instruments linked to the Dow Jones EURO STOXX 50 Index or its component stocks), including trading in the stocks underlying the Dow Jones EURO STOXX 50 Index as well as in other instruments related to the Dow Jones EURO STOXX 50 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Dow Jones EURO STOXX 50 Index and other financial instruments related to the Dow Jones EURO STOXX 50 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, as a result, could affect the value at which the Dow Jones EURO STOXX 50 Index must close on the index valuation date before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes and on the index valuation date could potentially affect the value of the Dow Jones EURO STOXX 50 Index and, accordingly, the likelihood that the final index value will exceed the initial index value.

The notes should be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and, specifically the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus. The term “Notes” refers to each $1,000 principal amount of any of our 90% Protected Equity-Linked Notes due October 31, 2008, Based on the Value of the Dow Jones EURO STOXX 50SM Index. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	, 2006

Original Issue Date (Settlement Date )	, 2006

Maturity Date

October 31, 2008, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the Index Valuation Date.

If, due to a Market Disruption Event or otherwise, the Index Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Index Business Day that is also a Trading Day following the Index Valuation Date as postponed. See “—Index Valuation Date” below.

Interest Rate Specified Currency CUSIP Number Minimum Denominations Issue Price Payment at Maturity

None

U.S. dollars

61747S538

$1,000

$1,000 (100%)

At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to the Minimum Payment Amount plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the prospectus.

Minimum Payment Amount	$900

Supplemental Redemption Amount

The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Index Percent Change times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Index Valuation Date.

Index Percent Change	A fraction, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value.

Participation Rate	150% to 155%. The actual Participation Rate will be determined on the Pricing Date.

Index Closing Value

The Index Closing Value on any Trading Day will equal the closing value of the Dow Jones EURO STOXX 50 Index or any Successor Index (as defined under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Dow Jones EURO STOXX 50 Index described under “—Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of Method of Calculation.”

Initial Index Value Final Index Value Index Valuation Date

        , the Index Closing Value on the Pricing Date.

The Index Closing Value on the Index Valuation Date.

The Index Valuation Date will be October 29, 2008, subject to adjustment as described in the following paragraph.

If the scheduled Index Valuation Date is not an Index Business Day or if there is a Market Disruption Event with respect to the Dow Jones EURO STOXX 50 Index on such day, the Index Valuation Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (“NYSE”), the American Stock Exchange LLC (“AMEX”), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the- counter market for equity securities in the United States.

Index Business Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchanges and on any exchange on which futures or options contracts related to the Dow Jones EURO STOXX 50 Index (or Successor Index) are traded, other than a day on which trading on such exchange is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Book Entry Note or Certificated Note

Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the

Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Relevant Exchange

Relevant Exchange with respect to the Dow Jones EURO STOXX 50 Index means the primary exchange or market of trading for any security (or any combination thereof) then included in the Dow Jones EURO STOXX 50 Index or any Successor Index.

Market Disruption Event

Market Disruption Event means, with respect to the Dow Jones EURO STOXX 50 Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Dow Jones EURO STOXX 50 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Dow Jones EURO STOXX 50 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Dow Jones EURO STOXX 50 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Dow Jones EURO STOXX 50 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Dow Jones EURO STOXX 50 Index shall be based on a comparison of (x) the portion of the value of the Dow Jones EURO STOXX 50 Index attributable to that security relative to (y) the overall value of the Dow Jones EURO STOXX 50 Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Dow Jones EURO STOXX 50 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Dow Jones EURO STOXX 50 Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Dow Jones EURO STOXX 50 Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal the Minimum Payment Amount plus the Supplemental Redemption Amount, if any, calculated as though the Final Index Value was the Final Index Value on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Underlying Index;
Alteration of Method of Calculation

If the publisher of the Dow Jones EURO STOXX 50 Index discontinues publication of the Dow Jones EURO STOXX 50 Index and such publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50 Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day that any Index Closing Value is to be determined and any reference to the Dow Jones EURO STOXX 50 Index in this pricing supplement shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of the Dow Jones EURO STOXX 50 Index discontinues publication of the Dow Jones EURO STOXX 50 Index prior to, and such discontinuance is continuing on any Index Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Dow Jones EURO STOXX 50 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Dow Jones EURO STOXX 50 Index without any rebalancing or substitution of such securities following such discontinuance Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones EURO STOXX 50 Index may adversely affect the value of the Notes.

If at any time the method of calculating the Dow Jones EURO STOXX 50 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Dow Jones EURO STOXX 50 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Dow Jones EURO STOXX 50 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Dow Jones EURO STOXX 50 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Dow Jones EURO STOXX 50 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Dow Jones EURO STOXX 50 Index

We have derived all information contained in this pricing supplement regarding the Dow Jones Euro STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones Euro STOXX 50 Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones Euro STOXX 50 Index was created by STOXX Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Dow Jones Euro STOXX 50 Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The Dow Jones Euro STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com.

Euro STOXX 50 Index Composition and Maintenance

The Dow Jones Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Set forth below are the country weightings and industrial sector weightings of the securities currently included in the Dow Jones Euro STOXX 50 Index as of June 30, 2006:

Country Weightings		Industrial Sector Weightings

France	34.9%	Banks	25.5%
Germany	23.3%	Insurance	12.2%
Spain	13.5%	Utilities	11.0%
The Netherlands	12.0%	Oil & Gas	10.7%
Italy	11.8%	Telecommunication	7.8%

Country Weightings		Industrial Sector Weightings

Finland	3.5%	Technology	6.2%
Ireland	0.9%	Healthcare	4.2%
		Chemicals	4.1%
		Personal & Household Goods	3.6%
		Industrial Goods & Services	3.0%
		Automobiles & Parts	2.9%
		Food & Beverage	2.9%
		Retail	2.1%
		Construction & Materials	1.9%
		Media	1.7%

The composition of the Dow Jones Euro STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones Euro STOXX 50 Index are made to ensure that the Dow Jones Euro STOXX 50 Index includes the 50 market sector leaders from within the Dow Jones Euro STOXX Index.

The free float factors for each component stock used to calculate the Dow Jones Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The Dow Jones Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones Euro STOXX 50 Index Calculation

The Dow Jones Euro STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones Euro STOXX 50 Index value can be expressed as follows:

Index	=	free float market capitalization of the Dow Jones Euro STOXX 50 Index adjusted base date market capitalization of the Dow Jones Euro STOXX 50 Index	x 1,000

The “free float market capitalization of the Dow Jones Euro STOXX 50 Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones Euro STOXX 50 Index is being calculated.

The Dow Jones Euro STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the Dow Jones Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)	Split and reverse split:
Adjusted price = closing price * A/B
New number of shares = old number of shares * B / A
Divisor: no change
(2)	Rights offering:
Adjusted price = (closing price * A + subscription price * B) / Adjusted price = (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: increases
(3)	Stock dividend:
Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change
(4)	Stock dividend of another company:
Adjusted price = (closing price * A - price of other company * B) / A
Divisor: decreases
(5)	Return of capital and share consideration:
Adjusted price = (closing price - dividend announced by company * Adjusted price = (1-withholding tax)) * A / B
New number of shares = old number of shares * B / A
Divisor: decreases
(6)	Repurchase shares / self tender:
Adjusted price = ((price before tender * old number of shares ) - Adjusted price = (tender price * number of tendered shares)) / (old Adjusted price = number of shares - number of tendered shares)
New number of shares = old number of shares - number of tendered New number of shares = shares
Divisor: decreases
(7)	Spin-off:
Adjusted price = (closing price * A - price of spun-off shares * B) / A
Divisor: decreases
(8)	Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:

• Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held
• If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:
- If rights are applicable after stock distribution (one action applicable to other):
Adjusted price = (closing price * A + subscription price * C * Adjusted price = (1 + B / A)) / ((A + B) * ( 1 + C / A))
New number of shares = old number of shares * ((A + B) * (1 + C / New number of shares = A)) / A
Divisor: increases
- If stock distribution is applicable after rights (one action applicable to other):
Adjusted price = (closing price * A + subscription price * C) / ((A + Adjusted price = C) * (1 + B / A))
New number of shares = old number of shares * ((A + C) * New number of shares = (1 + B / A))
Divisor: increases - Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / Adjusted price = (A + B + C)
New number of shares = old number of shares * (A + B +C) / A
Divisor: increases

Calculation Agent

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Index Percent Change and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred- thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Index Value, the Index Percent Change, the Supplemental Redemption Amount or

whether a Market Disruption Event has occurred. See “—Market Disruption Event”, “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information

The following tables set forth the published high, low and end of quarter values for the Dow Jones EURO STOXX 50 Index for each calendar quarter from January 1, 2001 to September 28, 2006. On September 28, 2006, the closing value of the Dow Jones EURO STOXX 50 Index was 3,894.98. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical prices and historical price performance of the Dow Jones EURO STOXX 50 Index should not be taken as an indication of future performance. We cannot give you any assurance that the Index Percent Change will be positive so that you receive more than the Minimum Payment Amount or that you will receive any Supplemental Redemption Amount.

Dow Jones EURO STOXX 50 Index
Historical High, Low and Period End Closing Values
January 1, 2001 through September 28, 2006
	High	Low	Period End

2001
First Quarter	4,787.45	3,891.49	4,185.00
Second Quarter	4,582.07	4,039.16	4,243.91
Third Quarter	4,304.44	2,877.68	3,296.66
Fourth Quarter	3,828.76	3,208.31	3,806.13
2002
First Quarter	3,833.09	3,430.18	3,784.05
Second Quarter	3,748.44	2,928.72	3,133.39
Third Quarter	3,165.47	2,187.22	2,204.39
Fourth Quarter	2,669.89	2,150.27	2,386.41
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.24
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter (through
September 28, 2006)	3,896.18	3,492.11	3,894.98

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the Dow Jones EURO STOXX 50 Index, in futures or options contracts on the Dow Jones EURO STOXX 50 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Dow Jones EURO STOXX 50 Index, and therefore effectively increase the level of the Dow Jones EURO STOXX 50 Index that must prevail on the Index Valuation Date in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Index Valuation Date, by purchasing and selling the stocks underlying the Dow Jones EURO STOXX 50 Index, futures or options contracts on the Dow Jones EURO STOXX 50 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Index Valuation Date. We cannot give any assurance that our hedging activities will not affect the value of the Dow Jones EURO STOXX 50 Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

License Agreement Between STOXX
Limited and Morgan Stanley

STOXX Limited and Morgan Stanley have entered into a non- exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones Euro STOXX 50 Index, which is owned and published by STOXX Limited, in connection with securities, including the Notes.

The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50SM Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Notes. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50SM Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Notes.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50SM INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50SM INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50SM INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

“Dow Jones EURO STOXX 50SM ” and “STOXXSM ” are service marks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. Morgan Stanley’s 90% Protected Equity Linked Notes due October 31, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Dow Jones EURO STOXX 50SM Index are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Notes.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of         % per Note to other dealers, which may include Morgan Stanley DW Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in NewYork, New York on , 2006, which will be the scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed Securities in transactions to cover short positions or to stabilize the price of the Securities or otherwise. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation

The Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.” Assuming the above characterization is respected, the following treatment should result.

U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement. If the Notes were issued on September 27, 2006, the comparable yield would be an annual rate of 5.3404% compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,111.3342 due at maturity. However, the comparable yield and the projected payment schedule of the Notes will be determined on the pricing date and may be different than the comparable yield and the projected payment schedule set forth above. The actual comparable yield and the projected payment schedule of the Notes as of the pricing date will be provided in the final pricing supplement.

Based on the comparable yield set forth above, the following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through December 31, 2006	$8.9007	$8.9007
January 1, 2007 through June 30, 2007	$26.9397	$35.8404
July 1, 2007 through December 31, 2007	$27.6590	$63.4994
January 1, 2008 through June 30, 2008	$28.3976	$91.8970
July 1, 2008 through October 31, 2008	$19.4372	$111.3342

This table will be updated in the final pricing supplement using the actual comparable yield determined on the pricing date.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non- U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.